Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Buffalo Wild Wings, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-110767, 333-134513, and 333-151137) on Form S-8 of Buffalo Wild Wings, Inc., of our report dated February 27, 2009, with respect to the consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries as of December 28, 2008 and December 30, 2007, and the related consolidated statements of earnings, stockholders’ equity, cash flows and the related financial statement schedule for each of the years in the three-year period ended December 28, 2008, and our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting as of December 28, 2008, which reports appear in the December 28, 2008 annual report on Form 10-K of Buffalo Wild Wings, Inc.

Minneapolis, Minnesota

February 27, 2009